CODE OF ETHICS (RULE 204A-1)

•	LIM’s Code of Ethics (the “Code”) reflects the fiduciary principles that govern LIM and each Employee’s conduct in the performance of their duties as investment adviser for LIM’s clients.

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Only by conducting its business in accordance with the highest ethical, legal, and moral standards can LIM achieve its goals. Since corporate behavior begins with individual behavior by Employees, LIM has adopted the Code so that Employees may know the individual ethical, legal, and moral standards expected of them.

A. Business Conduct Standards

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LIM and its Employees are prohibited from engaging in fraudulent, deceptive, or manipulative conduct. Compliance with this involves more than acting honestly and in good faith alone. LIM and its Employees should always act with utmost good faith, solely in the best interests of our clients, and make full and fair disclosure of all material facts, especially where LIM’s interests may conflict with our clients.

•	The Code provides written standards that are reasonably designed to deter wrongdoing and to promote:

•	Honest and ethical conduct, including the ethical handling of actual or perceived conflicts of interest between personal and professional relationships;

•	Full, fair, accurate, timely, and understandable disclosure in reports and documents that LIM files with or submits to the SEC and in other public communications made by LIM;

•	Compliance with applicable governmental laws, rules, and regulations;

•	Prompt internal reporting of violations of the Code; and,

•	Accountability for adherence to the Code.

B. Compliance with Applicable Laws and Regulations

•	LIM and its Employees must comply with applicable federal and state securities laws.

C. Duty to Clients

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LIM has a duty to exercise its authority and responsibility for the benefit of its clients, to place the interests of its clients first, and to refrain from having outside interests that conflict with the interests of its clients. LIM has a duty of loyalty to its clients and must act with reasonable care and exercise prudent judgment. LIM must deal fairly and act objectively with all clients when making investment recommendations, taking investment actions, or providing investment analysis.

•	LIM must provide advice that is in the client’s best interest. Employees must not place individual interests ahead of the client’s interests under any circumstances.

•	LIM and its Employees are subject to the following specific fiduciary obligations when dealing with clients:

•	The duty to have a reasonable, independent basis for the investment advice provided;

•	The duty to seek best execution for a client’s securities transactions where LIM is in a position to direct brokerage transactions for that client;

•	The duty to ensure that investment advice is suitable to meet the client’s individual objectives, needs, and circumstances;

•	The duty to refrain from effecting personal securities transactions that are inconsistent with client interests;

•	The duty to disclose all material facts to clients, including conflicts of interest; and,

•	The duty to be loyal to clients.

D. Privacy of Client Information

•	LIM will not disclose any non-public information about a client to any non-affiliated third party unless:

•	The information concerns illegal activities on the part of the client;

•	Disclosure is required by law; or,

•	The client expressly gives permission to LIM to do so.

E. Conflicts of Interest; Honest and Ethical Conduct

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LIM’s success depends on the public’s confidence in the integrity and professionalism of its Employees. Each Employee has a duty to LIM and its clients to act with integrity. Integrity requires, among other things, being honest and candid. Deceit and subordination of ethical principles are inconsistent with integrity. Each Employee is expected to:

•	Avoid conflicts of interest wherever possible;

•	Handle any actual or perceived conflict of interest ethically;

•	Not use his or her personal influence or relationships to influence investment decisions whereby the Employee would benefit personally to the detriment of a client; and,

•	Not use knowledge of portfolio transactions made or contemplated for a client to personally profit, or cause others to profit, by the market effect of such transactions.

•	It is each Employee’s responsibility to raise any questions about ethical standards or potential conflicts of interest to the CCO to resolve the issue or potential issue.

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Employees must disclose any potential or actual conflicts of interest to Compliance in the Outside Business Activity and Conflict of Interest Form through MCO. Compliance reviews these submissions, determines whether additional or revised disclosures are necessary, and ensures that the appropriate disclosures are made.

F. Reporting Violations of the Code

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Employees are expected to discharge their responsibilities in full compliance with this Code. Employees are required to report any existing or potential violations of the Code to the CCO or member of the compliance team, whether they are made by the Employee or by another LIM Employee. Failure to do so is a violation of the Code and federal securities laws.

•	Where an issue deals directly with CCO or Compliance behavior, Employees should report the violation to a member of the BOM.

•	LIM will never discharge, demote, suspend, threaten, harass, directly or indirectly, or in any other manner discriminate against an Employee for reporting a breach of this or any other policy.

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Any reports of a breach of this or any other firm policy will be investigated promptly in a fair and expeditious manner that maintains the confidentiality of the reporting Employee to the extent practicable.

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Reports and the results of the investigation will be documented. A summary will be reported to the BOM, where appropriate, to ensure a heightened level of awareness of senior members of the firm’s management. Risk-based corrective action will then be taken to ensure that a continued violation does not occur, including but not limited to enhanced training, revised policies and procedures, and additional testing.

G. Accountability

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Any infraction of applicable law or of this Code will subject an Employee to disciplinary actions up to and including termination. In addition, disciplinary measures will apply to any Employee who directs or approves of any infraction, or who has knowledge of any infraction and does not act promptly to report or correct it. The CCO is responsible for applying the Code to specific situations in which questions arise and has the authority to interpret the Code in any particular scenario. The CCO has the authority to take the actions that they consider appropriate to investigate any actual or potential violations reported under the Code. The CCO is responsible for granting waivers from provisions of the Code and for determining sanctions for violations of the Code.

H. Certification

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Compliance provides a copy of the Code and any amendments thereto to all Employees at time of hire, annually, or after any material amendments thereto. Each Employee should study the Code and review it periodically. All Employees must acknowledge receipt of the Code and any amendments thereto at least annually via a certification through MCO. Abiding by the Code’s letter and spirit is essential to each Employee’s professional success and to the success of LIM.

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On a quarterly basis, Employees are required to certify through MCO to a number of specific provisions contained within the Code, Compliance Manual, and Employee Handbook. The certifications are subject to change so Employees should carefully review the elements of the certification prior to completion. Certifications must be completed within a timely fashion or by their respective due dates.

I. Reporting Requirements

•	Access Persons (Rule 204A-1 and Rule 17j-1)

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Any director, officer, or partner; or any Employee who has access to non-public information regarding client purchase or sale of securities, or non-public information regarding portfolio holdings portfolio or who is involved in making securities recommendations to clients or who has access to such recommendations that are non-public.

•	LIM Access Persons (“AP” or “APs”)

•	Generally, all Employees are considered APs unless otherwise determined by Compliance.

•	Members of the Advisory Board are not considered APs.

•	Whether a contractor or temporary employee will be considered an AP is determined on a case-by-case basis.

•	Any non-AP will be issued a waiver, with the exception of the Advisory Board.

•	APs are tracked through MCOs reporting tools.

•	APs must seek Pre-Approval to directly or indirectly acquire any beneficial interest in securities of an Initial Public Offering (IPO), limited offering, or Private Placement.

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An IPO is an offering registered under the Securities Act of 1933, the issuer of which immediately before registration of the offering was effective was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

•	A Limited Offering is an offering other than a public offering for purposes of the Securities Act of 1933.

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APs must report Accounts which hold personal securities, as well as certain Reportable Securities or Reportable Fund (defined herein) transactions and holdings to Compliance for review whether or not their Household Accounts have transacted or held Reportable Securities or Reportable Funds. Each AP is required to provide the following reports:

•	Annual Holdings Report:

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Each AP must submit an annual holdings report through MCO detailing each of the AP’s Household Accounts (defined below) and those Accounts’ Reportable holdings, if any, within 10 days of initial employment (holdings must be as of the most recent month end); annually thereafter (within 30 days of year-end) as of a date that is 45 days or less from the date of submission; and / or in the event of Household Account additions. The report must contain, at a minimum:

•	Title and type of security and, as applicable, the exchange ticker symbol or CUSIP number, the number of shares and principal amount of each Reportable Security or Reportable Fund;

•	Name of any broker, dealer, or bank in which any securities are held for a Household Account, the name of the beneficial holder of the Account and the last four digits of the Account number; and,

•	Date the report is submitted.

•	Quarterly Transaction Reports

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Each AP must submit a quarterly transaction report through MCO within 30 days of the end of each calendar quarter detailing the AP’s Household Accounts Reportable Securities or Reportable Fund transactions. Compliance should be notified prior to executing transactions in any new Household Account. The report must contain, at minimum:

•	Date of the transaction;

•	Title, exchange ticker symbol or CUSIP number;

•	Interest rate and maturity date (if applicable);

•	Par or number of shares and principal amount;

•	Nature of the transaction (purchase, sale, acquisition, or disposition);

•	Price;

•	Name of the broker/dealer or custodian that executed the transaction; and,

•	Date the report is submitted.

•	With respect to any new Household Account established during the quarter by an AP, the report through MCO must contain:

•	The name of the broker/dealer or custodian with which the AP established the account: and

•	The date the report is submitted.